Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-108533

$1,000,000,000

2-YEAR GLOBAL FLOATING RATE NOTES

Terms and Conditions:

Issuer:	GMAC LLC

Ratings:	Ba1 / BB+ / BB + (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	May 10, 2007

Settlement Date:	May 15, 2007 (T+3 days)

Maturity:	May 15, 2009

Par Amount:	$1,000,000,000

Coupon:	Three-month USD LIBOR (ReutersLIBOR01) plus +125 bps

Public Offering Price:	100%

Gross Fees:	0.200%

All-in Price to Issuer:	99.800%

Net Proceeds to GMAC:	$998,000,000

Day Count Convention:	Act/360, Adjusted Modified Following

Coupon Payment Dates:	Quarterly on the 15th of August, November, February and May thereafter until maturity, with adjustment for period end dates on a following New York Business Day Convention

First Coupon:	August 15th, 2007

Interest Determination Date:	Two London Business Days prior to each Coupon Payment Date

Minimum Denominations/Multiples:	$2,000 / multiples of $1,000 in excess thereof

CUSIP:	36186C AG8

ISIN:	US36186CAG87

Joint Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.

Co-Managers:	Calyon Securities (USA) Inc. Commerzbank Capital Markets Corp. Fortis Securities LLC UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States Barclays Capital Inc. 888-227-2275, EXT 2663, Citigroup Global Markets Inc. at 1-877-858-5407, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or Deutsche Bank Securities Inc. at 1-800-503-4611.